Exhibit 99.1

IA Global Issues Revenue Guidance of $4 to $5 Million
for the Quarter ended December 31, 2010

SAN FRANCISCO, February 15, 2011—IA Global Inc. (OTCQB: IAGI.OB) (the “Company”), a global services and technology company, today announced revenue guidance for their third quarter ended December 31, 2010.

For the quarter ended December 31, 2010, the company expects revenues to be in the range of $4.0 million to $5.0 million, an increase from $0 as compared to the three months ended December 31, 2009.

Brian Hoekstra, CEO of IA Global, Inc. commented “Over the past few quarters, IA Global has seen significant expanded top line growth attributed to the success of our acquired businesses and growth in their respective international markets. We are pleased to announce our anticipated revenue for our third quarter ended December 31, 2010. We would like to inform our investors that due to the closing of our two latest acquisitions, Zest Co Ltd and PowerDial, the company’s quarterly filing on Form 10-Q is expected to be delayed.”

ABOUT IA GLOBAL INC.

IA Global is a global services and technology company focused on organic growth and expansion through global mergers and acquisitions. The Company is currently utilizing its current business partnerships to acquire growth businesses in its target sectors and markets at a discount. The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Global Markets, and technology infrastructure.

Contact:

Investor Relations

IA Global, Inc.

415-946-8828

ir@iaglobalinc.com

Howard Gostfrand

American Capital Ventures

305.918.7000

info@amcapventures.com

www.amcapventures.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global.  Specifically, we are exposed to various risks related to revenue projections, legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.